EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF TALEO CORPORATION
a Delaware corporation
     Taleo Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     A. The name of the corporation is Taleo Corporation. The corporation was originally incorporated under the name of Recruitsoft.com Inc. The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 25, 1999.
     B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the corporation’s Amended and Restated Certificate of Incorporation.
     C. This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the corporation in accordance with Sections 242 and 245 of the DGCL.
     D. This Amended and Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders of the corporation in accordance with Sections 228, 242 and 245 of the DGCL.
     E. The text of the Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated to read as set forth in Exhibit A attached hereto.
     IN WITNESS WHEREOF, Taleo Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, on                      ___, 2005.

TALEO CORPORATION
By:
Michael Gregoire
Chief Executive Officer

EXHIBIT A
ARTICLE I
     The name of this corporation is Taleo Corporation (hereinafter, the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“the DGCL”) as the same exists or may hereafter be amended.
ARTICLE IV
     The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation shall have the authority to issue shall be 154,038,287, with a par value per share of $0.00001, of which 150,000,000 shares are designated “Class A Common Stock” and 4,038,287 shares are designated “Class B Common Stock.” The total number of shares of Preferred Stock that the Corporation shall have the authority to issue shall be 10,000,000, with a par value of $0.00001 per share.
     Each outstanding share of Class A Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote. The Class B Common Stock shall be redeemable by the Corporation, for a sum of $0.00001 per share, upon and simultaneously with the issuance by the Corporation of Class A Common Stock to a holder of Class B Common Stock in exchange for Class A preferred exchangeable shares or Class B preferred exchangeable shares of the share capital of 9090-5415 Quebec Inc., a company incorporated under the laws of the Province of Quebec (Canada), on the basis of one (1) share of Class B Common Stock to be redeemed for each share of Class A Common Stock to be issued (as adjusted for any stock dividends, combinations or splits with respect to such shares). Each holder of shares of Class B Common Stock shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation, shall be entitled to one vote for each share of Class B Common Stock held by such holder, shall have voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and shall vote together as a single class with holders of Class A Common Stock and Preferred Stock on all matters except as expressly required by law or as set forth in this Certificate of Incorporation. The holders of Class B Common Stock shall have no separate class or series vote on any matter except as expressly required by law. Except as expressly set forth above, holders of Class B Common Stock shall not be entitled to any rights, economic or otherwise, as a result of their ownership of Class B Common Stock, including but not limited to any rights as to dividends, payment upon liquidation, dissolution or winding up of the Corporation or any other economic benefits. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
     The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of Preferred Stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights. The Board of Directors is also authorized to fix the number of shares of each such series of Preferred Stock. The board of Directors is authorized to alter the powers, designation, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issues of shares of that series.
     Each share of Class B Common Stock or Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status, as applicable, of authorized and unissued shares of Class B Common Stock or Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph in the case of Preferred Stock.
ARTICLE V
     The Corporation is to have perpetual existence.
ARTICLE VI
     The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.
     The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE VII
     Section 1. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining directors then in office, although less than a quorum, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.
     Section 2. Any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.
ARTICLE VIII
     Section 1. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Board of Directors. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. No Bylaw hereafter legally adopted, amended, altered or repealed by the stockholders of the Corporation shall invalidate any prior act of the directors or officers of the Corporation which would have been valid if such Bylaw had not been adopted, amended, altered or repealed.
     Section 2. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     Section 3. At the election of directors of the Corporation, each holder of Common Stock shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE IX
     Section 1. Action shall be taken by the stockholders of the Corporation only by an annual or special meeting of the stockholders called in accordance with the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent.
     Section 2. Special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the President, or (iv) the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
     Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
ARTICLE X
     Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
     Section 2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.
     Section 3. Neither any amendment or repeal of any Section of this Article X, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article X, shall adversely affect any right or protection of any director, officer, employee or other agent established pursuant to this Article X existing at the time of such amendment, repeal or adoption of any inconsistent provision, including without limitation by eliminating or reducing the effect of this Article X, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article X, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XI
     Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE XII
     Except as provided in Article X above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.